Calyxt, Inc.

April 14, 2023

Exhibit 5.1

April 14, 2023

Calyxt, Inc.

2800 Mount Ridge Road

Roseville, MN 55113

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Calyxt, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares (the “Registered Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”). The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of January 13, 2023 (as amended by Amendment No. 1 thereto dated April 14, 2023, the “Merger Agreement”), by and among the Company, Calypso Merger Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Subsidiary”); Cibus Global, LLC, a Delaware limited liability company (“Merger Partner”); New Ventures I Holdings, LLC, a Delaware limited liability company (“Blocker 1”); BCGF CB Holdings LLC, a Delaware limited liability company (“Blocker 2”); BCGFCP CB Holdings LLC, a Delaware limited liability company (“Blocker 3”); BCGFK CB Holdings LLC, a Delaware limited liability company (“Blocker 4”); FSBCGF CB Holdings LLC, a Delaware limited liability company (“Blocker 5”); PYLBCG CB Holdings LLC, a Delaware limited liability company (“Blocker 6”); FSGRWCO CB Holdings LLC, a Delaware limited liability company (“Blocker 7”); GROWTHCO CB Holdings LLC, a Delaware limited liability company (“Blocker 8”); GRTHCOCP CB Holdings LLC, a Delaware limited liability company (“Blocker 9”); and GRWTHCOK CB Holdings LLC, a Delaware limited liability company (“Blocker 10”; and, collectively with Blocker 1, Blocker 2, Blocker 3, Blocker 4, Blocker 5, Blocker 6, Blocker 7, Blocker 8 and Blocker 9, the “Blockers”), which provides, among other things, that (a) Blocker 1 will merge with and into the Company with the Company being the surviving entity in such merger (the “First Blocker Merger”); (b) Blocker 2 will merge with and into the Company with Public Company being the surviving entity in such merger (the “Second Blocker Merger”); (c) Blocker 3 will merge with and into the Company with the Company being the surviving entity in such merger (the “Third Blocker Merger”); (d) Blocker 4 will merge with and into the Company with the Company being the surviving entity in such merger (the “Fourth Blocker Merger”); (e) Blocker 5 will merge with and into the Company with the Company being the surviving entity in such merger (the “Fifth Blocker Merger”); (f) Blocker 6 will merge with and into the Company with the Company being the surviving entity in such merger (the “Sixth Blocker Merger”); (g) Blocker 7 will merge with and into the Company with the Company being the surviving entity in such merger (the “Seventh Blocker Merger”); (h) Blocker 8 will merge with and into the Company with the Company being the surviving entity in such merger (the

Calyxt, Inc.

April 14, 2023

“Eighth Blocker Merger”); (i) Blocker 9 will merge with and into the Company with the Company being the surviving entity in such merger (the “Ninth Blocker Merger”); (j) Blocker 10 will merge with and into the Company with the Company being the surviving entity in such merger (the “Tenth Blocker Merger” and, collectively with the First Blocker Merger, Second Blocker Merger, Third Blocker Merger, Fourth Blocker Merger, Fifth Blocker Merger, Sixth Blocker Merger, Seventh Blocker Merger, Eighth Blocker Merger and Ninth Blocker Merger, the “Blocker Mergers”); and (i) following the Blocker Mergers, Merger Subsidiary will merge with and into Merger Partner with Merger Partner being the surviving entity in such merger (the “Merger Partner Merger” and, collectively with the Blocker Mergers, the “Mergers”).

The Registered Shares consist of shares of Class A Common Stock issuable at the effective time of the Mergers pursuant to (A) Section 2.1(a) of the Merger Agreement, relating to membership interests of each Blocker outstanding at the effective time of the applicable Blocker Merger and (B) Section 2.1(b) of the Merger Agreement, relating to certain membership interests of Merger Partner outstanding at the effective time of the Merger Partner Merger. The Mergers are subject to satisfaction or waiver of a number of conditions, including approval by the stockholders of the Company of an amendment to the Company’s certificate of incorporation increasing the total number of shares of authorized Class A Common Stock (the “Charter Amendment”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Merger Agreement, the Company’s certificate of incorporation and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement, the Charter Amendment and the issuance of the Registered Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that:

Each Registered Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares and the Charter Amendment shall have been approved by the stockholders of the Company, (iii) the certificate of amendment to the Company’s certificate of incorporation reflecting the Charter Amendment shall have been filed in accordance with the General Corporation Laws of the State of Delaware (“DGCL”), (iv) the

Calyxt, Inc.

April 14, 2023

applicable Merger shall have become effective under the DGCL and/or the Delaware Limited Liability Company Act, as applicable, and (v) a certificate representing such Registered Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto, in each case in accordance with the terms of the Merger Agreement.

This opinion letter is limited to the DGCL. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP